Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

I have issued my report dated December 19, 2006, accompanying the financial statements of Eagle Well Service, Inc. as of July 31, 2006 appearing in Bronco Drilling Company’s Amendment No.1 to Current Report on Form 8-K/A filed with the Securities and Exchange Commission on January 31, 2007, which are incorporated by reference in Bronco Drilling Company’s Prospectus and Registration Statement on Amendment No. 2 to Form S-1 on Form S-3 (Registration No. 333-134322) and its Form S-8 (Registration No. 333-136874) filed August 24, 2006. I consent to the incorporation by reference in the Prospectus and Registration Statement of the aforementioned report and to the use of my name as it appears under the caption “Experts.”

/s/ Clinton R. Kindell, CPA P.C.
Clinton R. Kindell, CPA P.C.

Oklahoma City, Oklahoma
January 31, 2007